EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
October 1, 2014

Centrus Energy Corp. Board Elects Williams as Chairman;
Begins Process for CEO Transition

•	Mikel H. Williams elected chairman of the board

•	Chief Restructuring Officer John R. Castellano named interim CEO; John Welch to step down later this month

•	Board establishes committee assignments

BETHESDA, Md. - The board of directors for Centrus Energy Corp. (NYSE:LEU) elected Mikel H. Williams as its chairman during its organizational meeting today. Williams had served on the Company’s previous board of directors. The Company’s current president and chief executive officer, John K. Welch, 64, will step down on October 17, 2014, and the board has begun the process of selecting the next chief executive officer. These moves provide continuity and stability as the Company completes its corporate transition.

In electing Williams as chairman, the board noted his broad leadership capabilities as a CEO and director, and his experience leading a variety of advanced technology and manufacturing companies. Williams, 57, joined the board of directors of USEC Inc. in 2013. He has served as the chief executive officer and a director of JPS Industries, Inc., a composite materials manufacturer, since May 2013. From 2005 to 2012, Williams was the president, CEO and a director of DDi Corporation, an electronics manufacturing company. Williams has also served in various management positions and on the board of directors for several technology-related companies.

“There are both challenges and opportunities ahead for Centrus, and I am excited about our company’s future prospects,” Williams said. “We have significant inventory and supply sources to compete in the global nuclear fuel market, and I continue to be impressed by the American Centrifuge technology.

“We have an outstanding mix of directors, including members who served on the previous board and new board members with fresh ideas for Centrus. These directors bring many years of experience and business acumen to the company as we complete the corporate transition smoothly,” Williams added.

As part of that transition, the board has established a process to identify and select the next CEO, considering both internal and external candidates. The board has selected Spencer Stuart, a leading executive search firm, to assist in the process. John R. Castellano, who has served as the chief restructuring officer for the Company for the past year, will serve as the interim president and CEO effective on October 17.

“After successfully demonstrating the benefits of the American Centrifuge technology and completing the restructuring, Centrus is on track to succeed. After nine years as CEO, this is the right time for me to step down,” Welch said, adding that he will step down from the board at the same time.

“John Welch has done an outstanding job leading the company through the development and demonstration of the American Centrifuge technology. John and I think this the right time for this leadership transition,” Williams said. “We will seek his counsel as an advisor as we move towards deploying this industry-leading uranium enrichment technology.

“We are fortunate to have someone of John Castellano’s caliber available to step forward as interim CEO as we conduct a thorough search for our next chief executive. Castellano has served as the chief restructuring officer since October 2013 and has gained an understanding of our business. He is well positioned to serve in this interim role while we consider internal and external permanent candidates,” Williams added.

Castellano, 47, joined AlixPartners, a global business advisory firm, in 1998. He has more than two decades of experience restructuring energy, oilfield services and infrastructure companies. He earned an MBA from Kellogg Management School at Northwestern University, and holds several accounting certifications. The executive search is expected to take several months.

With its recent restructuring, Centrus is entering a new era with a stronger balance sheet, a global customer base and a leading enrichment technology. The Company possesses a reputation for reliability, innovation and excellence in operations and is home to the nation’s leading team of experts in uranium enrichment. The American Centrifuge is the most efficient gas centrifuge technology in the world and stands ready to support the U.S. government’s national and energy security objectives.

The United States Government has acknowledged the need for an indigenous source of uranium enrichment to support national security. On the commercial side, more than 70 new reactors are under construction internationally, hundreds more reactors are planned and more than 400 existing reactors will need to be refueled for years to come. Reliable, safe and carbon-free generation of baseload electricity with nuclear fuel will remain an appealing proposition to developed and developing economies around the world.

The directors held their organizational meeting one day after the Plan of Reorganization was effective and shares of LEU began trading on the New York Stock Exchange. In addition to the election of Williams as chairman, the board organized its committee structure and assigned directors to the committees. Dr. William Madia will continue to serve as chairman of the Technology, Competition and Regulatory Committee; W. Thomas Jagodinski was appointed chairman of the Audit and Finance Committee; and Michael Diament will serve as chairman of the Compensation, Nominating and Governance Committee.

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants. Centrus is working to deploy the American Centrifuge technology for commercial needs and to support U.S. energy and national security.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, uncertainty regarding our ability to maintain the listing of our common stock on the NYSE; uncertainty regarding our ability to improve our operating structure, financial results and profitability following emergence from Chapter 11; risks related to the ongoing transition of our business, and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399